UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 14, 2005

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One High Ridge Park, Stamford, Connecticut 06905

(Address of principal executive offices)

(203) 461-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

ITEM 1.01 Entry into a Material Definitive Agreement.

On January 14, 2005, MeadWestvaco Corporation (“MeadWestvaco”) entered into an Equity and Asset Purchase Agreement (the “Purchase Agreement”) with Maple Acquisition LLC (“Maple”), an affiliate of Cerberus Capital Management L.P., a private, New York-based investment firm. Other than in respect of the Purchase Agreement and the agreements entered into in connection therewith, there are no material relationships between MeadWestvaco and its affiliates, on the one hand, and Maple, Cerberus and their respective affiliates, on the other hand.

The Purchase Agreement provides for the sale by MeadWestvaco, through a combination of asset and stock transfers, of its coated papers and carbonless papers businesses (the “Business”), which consists primarily of mills located in Chillicothe, Ohio; Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky, and approximately 900,000 acres of forestlands in Illinois, Kentucky, Michigan, Missouri, Ohio and Tennessee, which provide wood to these mills (the “Forestlands”), to Maple and/or one or more of Maple’s affiliates. In consideration for the sale of the Business and the Forestlands, Maple and/or one or more of its affiliates: will make an initial cash payment of $2.3 billion, subject to specified post-closing purchase price adjustments; and will assume specified liabilities relating to the Business and the Forestlands. MeadWestvaco will retain certain other liabilities related to the Business and the Forestlands not specifically being assumed by Maple. In addition, MeadWestvaco has agreed that it will, at or prior to the closing of the transaction, repay or legally defease in full the industrial revenue bonds related to the Business.

The transaction, which is expected to close in the second quarter of 2005, is subject to the receipt of financing from committed sources by Maple and other customary conditions, including the receipt of regulatory approvals.

The Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement.

Section 2 – Financial Information

ITEM 2.05 Costs Associated with Exit or Disposal Activities

On January 14, 2005, MeadWestvaco’s Board of Directors authorized the transaction described in Item 1.01, and thereby committed the Company to a plan to dispose of the Business and Forestlands. The transaction is expected to result in a pre-tax accounting loss of $855 million to $880 million ($625 million to $640 million after-tax), of which $710 million to $735 million ($535 million to $550 million after-tax) will be recorded in MeadWestvaco’s 2004 fourth quarter results. Included in the fourth quarter results will be a charge of $665 million to $690 million ($505 million to $520 million after-tax) for impairment of goodwill and other asset step-up associated with the Business and Forestlands, which was recorded in purchase accounting at the time of the MeadWestvaco merger.

ITEM 2.06 Material Impairments

See Item 2.05 regarding the pre-tax impairment charge of $665 million to $690 million ($505 million to $520 million after-tax) related to the Business and Forestlands.

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1 Equity and Asset Purchase Agreement dated as of January 14, 2005 by and between Maple Acquisition LLC, a Delaware limited liability company, and MeadWestvaco Corporation, a Delaware corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEADWESTVACO CORPORATION

By	/s/ John J. Carrara
John J. Carrara
Assistant Secretary

Date: January 21, 2005

MEADWESTVACO CORPORATION

Exhibit Index to Current Report on Form 8-K

Exhibit 99.1	Equity and Asset Purchase Agreement dated as of January 14, 2005 by and between Maple Acquisition LLC, a Delaware limited liability company, and MeadWestvaco Corporation, a Delaware corporation.